Exhibit 99.1

Ethan Allen Reports Fiscal 2021 Second Quarter Results

DANBURY, CT – January 28, 2021 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) today reported its business and financial results for the fiscal 2021 second quarter ended December 31, 2020.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “we performed very well during the second quarter despite the unsettled business environment from the ongoing COVID-19 pandemic. The increased consumer focus on the home has continued to generate a heightened level of demand for our product offerings and design services. Our fundamentals continue to be strong, with written orders and backlogs from both operating segments reporting double-digit growth. We ended the quarter with a strong balance sheet, including cash on hand of $80 million and no outstanding debt, and a major increase in earnings per share through disciplined cost and expense controls. We are also pleased that our January retail written orders continue the upward trend.”

FISCAL 2021 SECOND QUARTER HIGHLIGHTS*

●	Diluted earnings per share (“EPS”) of $0.67; adjusted EPS of $0.69 increased 155.6%

●	Consolidated operating margin of 12.6% compared with 5.3%; adjusted operating margin of 13.1% compared with 5.4%

●	Retail segment written order growth of 44.9%

●	Wholesale segment written orders increased 28.1%; excluding GSA and other government orders, wholesale segment orders grew 39.7%

●	Consolidated net sales increased 2.4% to $178.8 million

●	Consolidated gross margin of 56.7%; adjusted gross margin expanded 80 basis points to 56.9%

●	Strong cash flow helped end the quarter with cash on hand of $80.0 million, up 182.7% from a year ago, and no debt

●	Paid regular quarterly cash dividend of $5.3 million during the quarter

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the second quarter of fiscal 2020.

Mr. Kathwari continued, “with our well-known and desired Ethan Allen brand strongly resonating with consumers during these uncertain times, we were able to accelerate the pace of written orders, produce double-digit consolidated operating margin and generate cash. We continued to focus on prudent expense management as we navigate the challenging COVID-19 landscape and remain focused on providing a safe environment for employees and customers. In this stronger-than-expected demand environment, our supply chain team is demonstrating agility and flexibility to increase production capacity and receipt of inventory. Due to the impact of COVID-19 and its effects on production capacity and our supply chain, we believe it will take the March and June quarters to catch up to the increase in customer demand.”

“We believe we have an opportunity to continue our growth in sales and profitability due to our strong retail network, the personal service of our interior design professionals, our unique vertical integration whereby 75% of products are made in our North American manufacturing workshops, and our national distribution and home delivery centers delivering product with white glove service to our customer’s home. As we head into the 2021 calendar year, we will remain focused on employee safety, continue investing in digital design and interactive communication technologies, growing our business and generating strong cash flow, refining and repositioning our product offerings to reach a larger client base, and leveraging our vertical integration,” Mr. Kathwari concluded.

KEY FINANCIAL MEASURES*

(Unaudited)

(In thousands, except per share data)

	Three months ended			Six months ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
Net sales	$178,826	$174,574	2.4%	$329,884	$348,495	(5.3% )

GAAP gross profit	$101,332	$97,521	3.9%	$187,102	$191,315	(2.2% )
Adjusted gross profit*	$101,721	$97,910	3.9%	$187,491	$195,844	(4.3% )
GAAP gross margin	56.7%	55.9%		56.7%	54.9%
Adjusted gross margin*	56.9%	56.1%		56.8%	56.2%

GAAP operating income	$22,555	$9,204	145.1%	$34,236	$27,845	23.0%
Adjusted operating income*	$23,367	$9,488	146.3%	$35,671	$21,701	64.4%
GAAP operating margin	12.6%	5.3%		10.4%	8.0%
Adjusted operating margin*	13.1%	5.4%		10.8%	6.2%

GAAP diluted EPS	$0.67	$0.27	148.1%	$1.04	$0.79	31.6%
Adjusted diluted EPS*	$0.69	$0.27	155.6%	$1.05	$0.62	69.4%

Cash flows from operating activities	$23,728	$(8)	nm	$65,918	$23,388	181.8%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2021 SECOND QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $178.8 million, an increase of 2.4% compared to the same prior year period. The Company experienced a strong pace of written orders during the quarter and its manufacturing facilities continued to make good progress ramping up production to meet this demand and work through existing backlog after the temporary plant closures in the fourth quarter of fiscal 2020. However, given the production cycle from written order to delivery, net sales grew only 2.4% compared with 44.9% growth in retail written orders and 28.1% growth in wholesale written orders.

Gross profit increased 3.9% to $101.3 million compared with the prior year period due to stronger net sales within both the wholesale and retail segments combined with an improved wholesale gross margin. Wholesale gross profit increased year over year primarily due a 10.5% increase in net sales and improved operating efficiencies, which led to gross margin expansion despite plant shutdowns and restrictions related to the ongoing COVID-19 pandemic. Retail gross profit increased due to a 4.1% increase in net shipments.

Gross margin was 56.7% compared with 55.9% a year ago. On an adjusted basis, the current year consolidated gross margin was 56.9% compared to a prior year gross margin of 56.1%. The increase in consolidated gross margin was due to higher productivity in wholesale manufacturing and a change in the sales mix. Retail sales, as a percentage of total consolidated sales, were 81.0% compared with 79.7% a year ago, which positively impacted consolidated gross margin. The wholesale gross margin expanded due to benefits being realized from the prior year optimization project and increased productivity.

Operating expenses decreased to $78.8 million, or 44.1% of net sales, compared with $88.3 million, or 50.6% of net sales last year. The 10.8% decrease in operating expenses was primarily due to lower selling costs and a reduction in general and administrative expenses from less headcount. Retail selling expenses were lower due to less designer selling expenses and lower compensation due to headcount reductions. Wholesale selling costs were down due to a reduction in advertising spending and lower compensation costs due to headcount reductions. General and administrative expenses decreased due to lower compensation costs, reduced travel expenses, occupancy cost savings and lower regional management expenses.

Operating income was $22.6 million compared with $9.2 million in the prior year period. Higher consolidated net sales of $4.3 million or 2.4% coupled with disciplined cost and expense controls, including strong cost containment measures and expense management, drove operating income growth. The Company’s ability to operate the business with headcount down 19.2% year over year helped improve consolidated operating income and margin.

Income tax expense was $5.3 million, an increase of $3.1 million from a year ago due to the $12.9 million increase in income before income taxes. The Company’s effective rate was 23.9% compared with 23.5% last year.

Diluted EPS was $0.67, up 148.1%, compared with $0.27 in the prior year comparable period. Adjusted diluted EPS was $0.69, up 155.6%, and driven by improved net sales, gross margin and cost containment measures.

Wholesale Segment

Net sales increased 10.5% to $101.6 million primarily due to a 19.7% increase in sales to its Company-operated design centers combined with 33.3% growth in sales to its North American retail network. These increases were partially offset by a 33.4% decline in contract business sales, including the GSA contract and a 15.4% decrease in sales to its international retail network primarily as a result of COVID-19 related economic disruptions.

Operating income was $12.7 million or 12.5% of net sales, an increase compared with $5.7 million or 6.2% of net sales last year largely due to an increase in net sales of $9.7 million or 10.5% and 7.7% less operating expenses. The Company was able to reduce operating expenses primarily due to lower headcount, less marketing costs and actions taken to control and minimize expenditures.

Retail Segment

Net sales from Company-operated design centers increased 4.1% to $144.8 million. There was a 3.7% increase in net sales in the United States, while net sales from Canadian design centers increased 15.4%. Since all design centers have re-opened, whether in-person, by appointment only, or virtually, the Company has continued to experience strong order trends with written orders up 44.9%, driven by increased demand for products in the home furnishings category. In addition, the Company’s e-commerce business was a strong contributor to retail net sales, growing by 115% year over year, as online traffic continues to increase. There were 144 Company-operated design centers as of December 31, 2020, the same as at the end of the prior year period.

Operating income was $9.9 million, or 6.8% of sales, compared with a loss of $0.1 million, or 0.1% of sales, for the prior year period. The retail operating margin increased 690 basis points primarily due to the 4.1% increase in net sales and an 11.9% decrease in operating expenses from lower selling, administrative, occupancy and regional management costs. The decreases within retail operating expenses were due to strong cost control measures implemented, including a 42.2% reduction in retail headcount from a year ago.

FISCAL 2021 YEAR-TO-DATE FINANCIAL RESULTS

Consolidated

Net sales were $329.9 million, a decrease of 5.3% compared to the same prior year period. While written orders accelerated with retail segment orders up 25.1% and wholesale segment orders up 10.7% during the first six months of fiscal 2021 compared to the prior year period, net sales were down 5.3% primarily due to the continued impact of COVID-19, which caused temporary design center closures in the fourth quarter of fiscal 2020, temporary closures of its manufacturing facilities, and a negative impact on the Company’s ability to deliver product to customers. Customer demand continues to outpace product availability even as manufacturing capacity increases. The Company resumed production in its North American manufacturing plants during the first quarter of fiscal 2021 and have ramped up to near pre-COVID-19 production levels, which is expected to reduce the high undelivered order backlogs and delivery lead-times in the second half of fiscal 2021.

Gross profit decreased 2.2% to $187.1 million compared with the prior year period due to lower retail net sales of $13.5 million partially offset by an increase in wholesale net sales of $5.7 million.

Operating expenses decreased to $152.9 million, or 46.3% of net sales, compared with $163.5 million, or 46.9% of net sales last year. Included in prior year period operating expenses was a gain of $11.5 million from the sale of the Company’s Passaic, New Jersey property. Operating expenses decreased during fiscal 2021 due to lower selling costs and a reduction in general and administrative expenses. Retail selling expenses were lower due to less warehouse and delivery expenses from a reduced volume of shipments, less designer selling expenses and lower compensation due to headcount reductions. Wholesale selling costs were down due to a reduction in advertising spend and lower compensation costs. General and administrative expenses decreased due to lower compensation costs coupled with lower occupancy costs, reduced travel expenses and lower regional management expenses.

Operating income totaled $34.2 million compared with $27.8 million a year ago. Adjusted operating income was $35.7 million, or 10.8% of net sales compared with $21.7 million, or 6.2% of net sales last year. Strong cost containment measures, including improved expense management and reduced headcount, drove operating income growth. These benefits to operating income were partially offset by the 5.3% decline in consolidated net sales.

Income tax expense was $7.2 million compared with $6.7 million a year ago. Income tax expense was higher due to the $5.5 million increase in income before income taxes partially offset by a $0.9 million reduction to the Company’s valuation allowance on retail segment deferred tax assets. The Company’s effective rate was 21.5% in the current year first half compared with 24.1% last year due to the discrete tax benefit related to a reduction in its valuation allowance on retail deferred tax assets.

Diluted EPS was $1.04 compared with $0.79 in the prior year comparable period. Adjusted diluted EPS was $1.05, up 69.4% compared with $0.62 in the prior year period. Restructuring and impairment charges, net of the valuation allowance tax benefit, negatively impacted diluted EPS by $0.01 during fiscal 2021. The gain on the sale of the Company’s Passaic, New Jersey property partially offset with other restructuring activities and corporate actions increased diluted EPS by $0.17 in the prior year period.

Balance Sheet and Cash Flow

Total cash and cash equivalents was $80.0 million at December 31, 2020 compared with $72.3 million at June 30, 2020 and $28.3 million a year ago. Cash and cash equivalents aggregated to 12.6% of total assets at December 31, 2020, compared with 4.6% a year ago and 11.6% at June 30, 2020. Cash and cash equivalents increased $7.7 million during fiscal 2021 due to net cash provided by operating activities of $65.9 million, partially offset by the Company’s September 2020 repayment of 100% or $50.0 million of outstanding borrowings under the Company’s existing credit facility and capital expenditures of $5.9 million.

Inventories, net of $126.7 million increased $0.6 million compared with $126.1 million at June 30, 2020 as the Company continues to minimize inventory carrying costs.

Debt outstanding was zero at December 31, 2020 as the Company paid down the remaining $50.0 million of its borrowing in September 2020 using available cash on hand.

Capital expenditures in the first six months of fiscal 2021 were $5.9 million compared with $8.0 million in the prior year period. As part of the Company’s initial response to the COVID-19 health crisis, the Company took immediate action and made adjustments to its business operations, including delaying investments and capital expenditures, which led to a reduction in capital spending. The decrease related primarily to lower spending of $2.9 million on retail design center openings, relocations and improvements, as well as the prior year conversion of the Company’s Old Fort, North Carolina facility into a distribution center, partially offset by expansion of its existing Maiden, North Carolina manufacturing campus.

Cash dividends paid were $5.3 million during the first half of fiscal 2021, a decrease of $5.4 million over a year ago, due to the Board’s decision to temporarily suspend the quarterly dividend as a result of impacts from the COVID-19 pandemic. The Company had suspended its regular quarterly cash dividend as of April 28, 2020. On August 4, 2020, the Company announced that its Board of Directors reinstated and declared a regular quarterly cash dividend of $0.21 per share, payable to shareholders of record as of October 8, 2020 and was paid on October 22, 2020.

DIVIDEND DECLARED

On January 25, 2021, the Company announced that its Board of Directors had declared a regular quarterly cash dividend of $0.25 per share, payable on April 22, 2021 to shareholders of record at the close of business on April 8, 2021.

ANALYST CONFERENCE CALL

Ethan Allen will host an analyst conference call today, January 28, 2021 at 5:00 PM (Eastern Time) to discuss its results. The analyst conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com. The following information is provided for those who would like to participate:

●	U.S. Participants:	877-705-2976
●	International Participants:	201-689-8798
●	Meeting Number:	13714570

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company provides complimentary interior design service to its clients and sells a full range of furniture products and decorative home accents through a retail network of approximately 300 design centers in the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates nine manufacturing facilities, including six manufacturing plants in the United States, two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Vice President, Finance
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this news release and incorporated herein by reference by use of certain forward-looking words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, including projections about future financial growth and trends with respect to the Company’s business and results of operations, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: the ongoing global COVID-19 pandemic may continue to materially adversely affect the Company’s business, its results of operations and overall financial performance; additional funding from external sources may not be available at the levels required, or may cost more than expected; declines in certain economic conditions, which impact consumer confidence and consumer spending; a decline in the health of the economy and consumer spending may affect consumer purchases of discretionary items; financial or operational difficulties due to competition in the residential furniture industry; a significant shift in consumer preference toward purchasing products online; ability to maintain and enhance the Ethan Allen brand; failure to successfully anticipate or respond to changes in consumer tastes and trends; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; competition from overseas manufacturers and domestic retailers; disruptions in the supply chain; the number of manufacturing and logistics sites may increase exposure to business disruptions and could result in higher transportation costs; fluctuations in the  price, availability and quality of raw materials could result in increased costs or cause production delays; current and former manufacturing and retail operations and products are subject to increasingly stringent environmental, health and safety requirements; product recalls or product safety concerns; reliance on information technology systems to process transactions, summarize results, and manage its business and that of certain independent retailers; disruptions in both primary and back-up systems; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; changes in United States trade and tax policy; reliance on certain key personnel; loss of key personnel or inability to hire additional qualified personnel; additional asset impairment charges that could reduce profitability; access to consumer credit could be interrupted; inability to maintain current design center locations at current costs; failure to successfully  select and secure design center locations; changes to tax policies; hazards and risks which may not be fully covered by insurance; possible failure to protect the Company’s intellectual property; and other factors disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2020 Annual Report on Form 10-K.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this news release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.

Selected Financial Data

(Unaudited)

($ in millions, except per share data)

Selected Consolidated Financial Data

	Three months ended December 31,		Six months ended December 31,
	2020	2019	2020	2019
Net sales	$178.8	$174.6	$329.9	$348.5
Gross margin	56.7%	55.9%	56.7%	54.9%
Adjusted gross margin*	56.9%	56.1%	56.8%	56.2%
Operating income	$22.6	$9.2	$34.2	$27.8
Adjusted operating income*	$23.4	$9.5	$35.7	$21.7
Operating margin	12.6%	5.3%	10.4%	8.0%
Adjusted operating margin*	13.1%	5.4%	10.8%	6.2%
Net income	$16.9	$7.1	$26.2	$21.2
Adjusted net income*	$17.5	$7.3	$26.5	$16.6
Effective tax rate	23.9%	23.5%	21.5%	24.1%
Diluted EPS	$0.67	$0.27	$1.04	$0.79
Adjusted diluted EPS*	$0.69	$0.27	$1.05	$0.62
Cash flows from operating activities	$23.7	$(0.0)	$65.9	$23.4
Capital expenditures	$3.4	$4.6	$5.9	$8.0
Cash dividends paid	$5.3	$5.6	$5.3	$10.7
Repurchases of common stock	$0.0	$10.2	$0.0	$10.2

Selected Financial Data by Segment
	Three months ended December 31,			Six months ended December 31,
	2020	2019		2020	2019
Retail
Net sales	$144.8	$139.1		$262.9	$276.4
Operating margin	6.8%	(0.1%	)	4.5%	0.5%
Adjusted operating margin*	7.1%	(0.1%	)	4.9%	0.6%

Wholesale
Net sales	$101.6	$91.9		$198.9	$193.2
Operating margin	12.5%	6.2%		13.0%	11.7%
Adjusted operating margin*	12.9%	6.5%		13.2%	8.5%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2020	2019	2020	2019
Net sales	$178,826	$174,574	$329,884	$348,495
Cost of sales	77,494	77,053	142,782	157,180
Gross profit	101,332	97,521	187,102	191,315
Selling, general and administrative expenses	78,354	88,495	151,820	174,505
Restructuring and other impairment charges, net of gains	423	(178)	1,046	(11,035)
Operating income	22,555	9,204	34,236	27,845
Other expenses
Interest and other financing costs	47	51	382	99
Other income (expense), net	(330)	114	(435)	181
Income before income taxes	22,178	9,267	33,419	27,927
Income tax expense	5,295	2,181	7,183	6,735
Net income	$16,883	$7,086	$26,236	$21,192

Per share data
Diluted earnings per common share:
Net income per diluted share	$0.67	$0.27	$1.04	$0.79
Diluted weighted average common shares	25,309	26,612	25,257	26,681

Comprehensive income
Net income	$16,883	$7,086	$26,236	$21,192
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	1,990	773	2,546	274
Other	(5)	(19)	(14)	(26)
Other comprehensive income, net of tax	1,985	754	2,532	248
Comprehensive income	$18,868	$7,840	$28,768	$21,440

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	June 30,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$80,035	$72,276
Accounts receivable, net	8,985	8,092
Inventories, net	126,748	126,101
Prepaid expenses and other current assets	30,160	23,483
Total current assets	245,928	229,952

Property, plant and equipment, net	234,425	236,678
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	108,470	109,342
Deferred income taxes	641	137
Other assets	1,627	1,552
Total ASSETS	$636,219	$622,789

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$33,989	$25,595
Customer deposits and deferred revenue	90,063	64,031
Accrued compensation and benefits	21,149	18,278
Current operating lease liabilities	31,838	27,366
Other current liabilities	10,439	3,708
Total current liabilities	187,478	138,978

Long-term debt	-	50,000
Operating lease liabilities, long-term	95,703	102,111
Deferred income taxes	872	1,074
Other long-term liabilities	4,602	2,562
Total LIABILITIES	$288,655	$294,725

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$347,579	$328,065
Noncontrolling interests	(15)	(1)
Total shareholders’ equity	$347,564	$328,064
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$636,219	$622,789

Ethan Allen Interiors Inc.

Design Center Activity

(Unaudited)

	Independent	Company-
	Retailers	Operated	Total
Design Center activity
Balance at June 30, 2020	160	144	304
New locations	8	-	8
Closures	(10)	-	(10)
Transfers	-	-	-
Balance at December 31, 2020	158	144	302
Relocations (in new and closures)	-	-	-

U.S.	34	138	172
International	124	6	130

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income, adjusted retail operating income and margin, adjusted wholesale operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below show a reconciliation of non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.

(Unaudited)

(In thousands, except per share data)

	Three months ended			Six months ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$101,332	$97,521	3.9%	$187,102	$191,315	(2.2% )
Adjustments (pre-tax) *	389	389		389	4,529
Adjusted gross profit *	$101,721	$97,910	3.9%	$187,491	$195,844	(4.3% )
Adjusted gross margin *	56.9%	56.1%		56.8%	56.2%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$22,555	$9,204	145.1%	$34,236	$27,845	23.0%
Adjustments (pre-tax) *	812	284		1,435	(6,144)
Adjusted operating income *	$23,367	$9,488	146.3%	$35,671	$21,701	64.4%

Consolidated Net sales	$178,826	$174,574	2.4%	$329,884	$348,495	(5.3% )
GAAP Operating margin	12.6%	5.3%		10.4%	8.0%
Adjusted operating margin *	13.1%	5.4%		10.8%	6.2%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$16,883	$7,086	138.3%	$26,236	$21,192	23.8%
Adjustments, net of tax *	613	214		215	(4,639)
Adjusted net income	$17,496	$7,300	139.7%	$26,451	$16,553	59.8%
Diluted weighted average common shares	25,309	26,612		25,257	26,681
GAAP Diluted EPS	$0.67	$0.27	148.1%	$1.04	$0.79	31.6%
Adjusted diluted EPS *	$0.69	$0.27	155.6%	$1.05	$0.62	69.4%

Wholesale Adjusted Operating Income / Adjusted Operating Margin
Wholesale GAAP operating income	$12,720	$5,730	122.0%	$25,858	$22,658	14.1%
Adjustments (pre-tax) *	389	284		389	(6,292)
Adjusted wholesale operating income *	$13,109	$6,014	118.0%	$26,247	$16,366	60.4%

Wholesale net sales	$101,550	$91,889	10.5%	$198,884	$193,218	2.9%
Wholesale GAAP operating margin	12.5%	6.2%		13.0%	11.7%
Adjusted wholesale operating margin *	12.9%	6.5%		13.2%	8.5%

Retail Adjusted Operating Income / Adjusted Operating Margin
Retail GAAP operating income	$9,909	$(135)	nm	$11,892	$1,429	732.2%
Adjustments (pre-tax) *	423	-		1,046	148
Adjusted retail operating income *	$10,332	$(135)	nm	$12,938	$1,577	720.4%

Retail net sales	$144,818	$139,101	4.1%	$262,899	$276,367	(4.9% )
Retail GAAP operating margin	6.8%	(0.1% )		4.5%	0.5%
Adjusted retail operating margin *	7.1%	(0.1% )		4.9%	0.6%

* Adjustments to reported GAAP financial measures including gross profit and margin, operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Six months ended
(In thousands)	December 31,		December 31,
	2020	2019	2020	2019
Inventory reserves and write-downs (wholesale)	$389	$119	$389	$3,209
Manufacturing overhead costs and other (wholesale)	-	270	-	1,320
Adjustments to gross profit	$389	$389	$389	$4,529

Inventory reserves and write-downs (wholesale)	$389	$119	$389	$3,209
Optimization of manufacturing and logistics (wholesale)	-	92	-	1,785
Gain on sale of Passaic, New Jersey property (wholesale)	-	-	-	(11,497)
Severance and other professional fees (wholesale)	-	73	-	211
Loss on sale of property, plant and equipment (retail)	273	-	273	-
Retail acquisition costs, severance and other charges (retail)	150	-	150	148
Impairment of long-lived assets (retail)	-	-	623	-
Adjustments to operating income	812	284	1,435	(6,144)
Adjustments to income before income taxes	812	284	1,435	(6,144)
Related income tax effects on non-recurring items (1)	(199)	(70)	(352)	1,505
Income tax benefit from valuation allowance adjustment	-	-	(868)	-
Adjustments to net income	$(613)	$(214)	$215	$(4,639)

(1)	Calculated using a tax rate of 24.5% in all periods presented.